Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Vonage Holdings Corp.
Holmdel, New Jersey

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-192629, 333-136227, 333-173053, 333-205224, and 333-212296) on Form S-8 of our reports dated February 27, 2019, relating to the consolidated financial statements (which report expresses an unqualified option and includes an explanatory paragraph regarding the adoption of new accounting standards) and financial statement schedule of Vonage Holdings Corp., and the effectiveness of Vonage Holding Corp.'s internal controls over financial reporting, appearing in this Annual Report on Form 10-K of Vonage Holdings Corp. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Parsippany, NJ
February 27, 2019